Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form F-3 No. 333-216826) and related Prospectus of DryShips Inc. for the registration of common shares, preferred stock purchase rights, preferred shares, debt securities, warrants, purchase contracts, rights and units and to the incorporation by reference therein of our reports dated March 13, 2017 with respect to the consolidated financial statements of DryShips Inc., and the effectiveness of internal control over financial reporting of DryShips Inc., included in its Annual Report (Form 20-F) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.
Athens, Greece
April 10, 2017